Exhibit 99.1

          Columbia Bancorp Produces Record Profits in 2004;
    Net Income Rose 9% to $10.7 Million or $1.19 Per Diluted Share

    THE DALLES, Ore.--(BUSINESS WIRE)--Jan. 26, 2005--Columbia Bancorp (Nasdaq:CBBO), the financial holding company for Columbia River Bank, today reported 24% growth in net loans, 22% growth in deposits, and a 9% increase in net income for 2004, fueled by strong demand for business loans and new initiatives to attract deposits. For the year, net income increased to $10.7 million, or $1.19 per diluted share, from $9.8 million, or $1.09 per diluted share, in 2003. During the fourth quarter, Columbia's net income increased 20% to $3.5 million, or $0.39 per diluted share, compared to $2.9 million, or $0.32 per diluted share, in the fourth quarter of 2003.
    Strong loan and deposit growth along with improving efficiencies offset mild interest margin compression and declining mortgage production. "Fortunately, fast paced growth in both Bend, Oregon, and the Tri-Cities (Pasco, Richland, Kennewick) area in Washington, coupled with increasing market share gains by our team members throughout our system countered the decline in mortgage activity and contributed to a record year," said Roger Christensen, President and Chief Executive Officer. "While mortgage originations dropped by 69% and mortgage origination fees fell by $1.4 million during 2004, business lending continues to be robust in many of our markets."
    "Growth in earnings during the fourth quarter elevated regulatory capital, which is vital to our growth strategy for 2005. Just as important is the growth in earning assets, which increased our net interest income in 2004 offsetting the effects from net interest margin compression. The 2004 fourth quarter net interest spread was off 31 basis points at 5.06%, and fourth quarter net interest margin compressed 25 basis points to 5.60%, compared to the fourth quarter of 2003," said Greg Spear, Chief Financial Officer. "As expected, net interest margin for the year contracted moderately, coming in at 5.95%, down 11 basis points from a year ago. Our efficiencies in 2004 continued to improve, despite the increased regulatory burden from Sarbanes-Oxley legislation and the on-going expenses associated with branch expansion."

    FINANCIAL HIGHLIGHTS

    --  2004 Return on Equity (ROE) was 17.50%; 4Q04 ROE was 21.62%

    --  2004 Return on Assets (ROA) was 1.64%; 4Q04 ROA was 1.93%

    --  2004 Net Interest Margin (NIM) was 5.95%; 4Q04 NIM was 5.60%

    --  2004 Efficiency Ratio was 54.86%; 4Q04 Efficiency Ratio was
        53.70%

    INCOME STATEMENT PERFORMANCE

    Revenue (net interest income plus non-interest income) grew 8% in 2004 to $43.7 million compared to $40.3 million in 2003. Fourth quarter revenue was up 20% to $12.1 million compared to $10.0 million in the fourth quarter a year ago. "The sale of the property located in The Dalles, Oregon, generated a fourth quarter gain of $632,000," said Spear. "Before the gain on sale of property, our pre-tax income was $16.3 million, which represents a 9% increase over our 2003 pre-tax income net of the $457,000 gain on the sale of securities, of $14.9 million."
    Net interest income before provision for loan losses grew 13% to $35.4 million in 2004, with a 12% increase in interest income and a 7% rise in interest expense. In the fourth quarter, net interest income grew 17% to $9.3 million compared to $7.9 million in the fourth quarter of 2003. Net interest margin on a tax equivalent basis was 5.95% for the entire year and 5.60% for the fourth quarter of 2004, compared to 6.06% and 5.85% in the respective periods of 2003.
    The provision for loan losses was $2.8 million in 2004 compared to $2.6 million in 2003, reflecting the growth of the loan portfolio. Non-interest income totaled $8.3 million in 2004 compared to $8.9 million in 2003. Fourth quarter non-interest income increased to $2.8 million from $2.1 million, largely due to the sale of property located in The Dalles, Oregon.
    "Overhead expenses grew moderately in 2004, reflecting the franchise expansion with new offices opening in Bend and Redmond, Oregon, during the year, and an increase in marketing and promotional expenditures," said Craig Ortega, Chief Operating Officer. "In addition, hard costs associated with the compliance of Sarbanes-Oxley legislation totaled nearly $90,000 in the fourth quarter and does not include the estimated 3,500 hours required of our staff to accomplish compliance with this major piece of legislation. We anticipate additional costs and time commitments in 2005 for on-going compliance efforts." Non-interest expense was $24.0 million, up 7% from $22.4 million in 2003. For the fourth quarter of 2004, non-interest expense was $6.4 million, up 20% from $5.4 million in the fourth quarter of 2003.
    "Operating efficiencies improved this year reflecting the growth in our branch network and careful cost control efforts," said Ortega. The efficiency ratio in 2004 improved 57 basis points to 54.86% compared to 55.43% in 2003. In the fourth quarter of 2004, the efficiency ratio was 53.70% compared to 53.31% for the fourth quarter of 2003. The efficiency ratio, calculated by dividing non-interest expense by net interest income and non-interest income, measures overhead costs as a percentage of total revenues.

    BALANCE SHEET PERFORMANCE

    The loan portfolio grew 24% to $583.8 million at December 31, 2004, compared to $472.4 million at December 31, 2003. "The two fastest growing markets we served in 2004, were Bend, Oregon, and Kennewick, Washington, which were driven by demand for commercial, real estate construction and agricultural loans," said Shane Correa, Chief Banking Officer. "While loan growth is historically flat in the fourth quarter, we continued to generate growth by adding $5.6 million to the loan portfolio." Total assets grew 22% to $715.4 million at December 31, 2004, compared to $584.1 million a year earlier.
    The carrying value of the mortgage servicing asset at December 31, 2004, was $2.2 million, which represents 65 basis points of serviced mortgage loans. "In 2004, we reduced the mortgage servicing asset by more than $1.5 million, and over the past five years, it has dropped by more than $8 million through a combination of valuation write-downs and amortization. Given a rising interest rate environment, we believe there is a low probability for future valuation write-downs. When market conditions warrant, we anticipate selling the servicing asset," said Christensen.
    Total deposits increased 22% to $606.9 million at December 31, 2004, compared to $496.4 million a year earlier. In the second half of the year, management initiated a strategy to build deposits by targeting business relationships and enhancing competitive rates. Core deposits (excluding time certificates) increased 12% to $419.6 million and time certificates grew 53% to $187.4 million at the end of 2004 compared to $373.6 million and $122.7 million respectively a year ago. Although time certificates increased, the interest rate expense on interest-bearing liabilities increased only 27 basis points in the fourth quarter and dropped 9 basis points during the year.
    Shareholders' equity increased 14% to $65.9 million, or $7.45 per share, at December 31, 2004, compared to $57.8 million, or $6.61 per share, at December 31, 2003. Tangible book value per share at December 31, 2004, was $6.37 compared to $5.34 at December 31, 2003.
    "Asset quality at the end of 2004 reflected non-performing assets
(NPA) at 0.60% of total assets," said Britt Thomas, Chief Credit Officer. Total non-performing assets at the end of the year were $4.3 million compared to $5.3 million, or 0.74% of total assets at September 30, 2004, and $3.3 million, or 0.57% of total assets a year ago. "As discussed last quarter, 72% of the non-performing portfolio is a single $3.1 million loan that, in our view, has an adequate source for repayment. The $1.4 million piece of property located in Central Oregon, which had been in other real estate owned at the end of the third quarter, was sold in the fourth quarter with a small gain of $39,000."
    Net charge-offs in the fourth quarter totaled $86,000, or 0.01% of gross loans at December 31, 2004, compared to $167,000 or 0.04% of gross loans for the same quarter of 2003. In 2004, net charge-offs totaled $1.2 million, or 0.20% of gross loans, compared to $2.4 million, or 0.50% of gross loans a year ago. The allowance for loan loss was $8.2 million, or 1.40% of gross loans at year-end, as compared to $6.6 million, or 1.40% at December 31, 2003.

    LOOKING AHEAD

    "We are proud of the strong record of growth we have established over the past five years and believe there are excellent opportunities to further build our franchise. Our Meadow Springs Branch located in Richland, Washington, will open later this year and will replace our temporary branch located in Kennewick, Washington. The investments we are making in infrastructure, training, technology and communities are fundamental to our strategy and will continue to make our organization one of the best places to work and bank, as well as a top-performing financial institution for shareholders," said Christensen.

    EARNINGS TELECONFERENCE AND WEBCAST

    Columbia will conduct a teleconference and webcast on Wednesday, January 26, 2005, at 12:00 noon Pacific Time (3:00 p.m. Eastern Time) when management, led by Roger Christensen, will discuss 2004's results. To participate in the call, dial 1-888-339-2688. The conference ID number to access the call is 24369769. The live Webcast can be heard by going to Columbia Bancorp's Web Site, www.columbiabancorp.com under the Investor Relations section and clicking on Presentations/Webcast.
    The call replay will be available starting two hours after the completion of the live call, until January 31, 2005. To listen to the replay, dial 1-888-286-8010 and use access code 67243393. In addition, the Webcast will be archived on Columbia Bancorp's Website.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 20 branches located in The Dalles (2), Hood River, Bend (4), Madras, Redmond (2), Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale, White Salmon and Kennewick, Washington. Columbia River Bank also provides mortgage-lending services through CRB Mortgage Team and brokerage services through CRB Financial Services Team.

    FORWARD-LOOKING STATEMENTS

    Forward-looking statements about the financial condition, results of operations, plans and business of Columbia are subject to various risks and uncertainties that could cause actual results to differ materially from those set forth in this release. These include, without limitation, changes in the overall economic condition and interest rate markets that would impact our interest rate margins and our operating expenses; our ability accurately to assess the value of intangible assets and to monitor loan quality and loan loss reserve adequacy; our ability timely to collect non-performing loans or to realize on the underlying collateral; the impact of competition on revenues and margins and on our expansion strategy, Columbia's ability to open and generate growth from new branches, achieve resolution on non-performing assets, and other risks and uncertainties, including statements relating to the year 2004, some of which are described from time to time in our public announcements and filings with the Securities and Exchange Commission ("SEC"). Some forward-looking statements can be identified by the use of forward-looking terminology, such as "believe", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "hope", or other similar terminology. Forward-looking statements offered in this release are accurate only as of the date released, and we do not intend to update these forward-looking statements to reflect subsequent events or circumstances.


INCOME STATEMENT
(Unaudited)
(In thousands, except    Three Months           Twelve Months
 per share data and          Ended        %         Ended         %
 ratios)                  December 31,  Change   December 31,   Change
                        --------------- ------ ---------------- ------
                          2004    2003           2004     2003
                        -------  ------        -------  -------
Interest income        $11,541  $9,514    21% $42,708  $38,230     12%
Interest expense         2,280   1,582    44%   7,328    6,831      7%
                        -------  ------        -------  -------
Net interest income
 before provision for
 loan losses             9,261   7,932    17%  35,380   31,399     13%
Provision for loan
 losses                    120     175   -31%   2,760    2,575      7%
                        -------  ------        -------  -------
Net interest income
    after provision for
     loan losses         9,141   7,757    18%  32,620   28,824     13%

Non-interest income:
  Service charges and
   fees                  1,215   1,120     8%   4,658    4,308      8%
  Credit card discounts
   and fees                116     118    -2%     465      437      6%
  CRB Financial
   Services Team
   revenues                125     147   -15%     520      579    -10%
  Mortgage servicing,
   net                       2     269   -99%    (533)     269   -298%
  Gain on sale of
   mortgage loans           30    (210)  114%     196     (429)   146%
  Mortgage loan
   origination income      213     403   -47%     928    2,338    -60%
  Gain/loss from
   "called" bond             -       -     0%      (7)       5   -240%
  Gain from sale of
   securities                -       -     0%       -      457   -100%
  Gain from sale of
   loans                     6      52   -88%     101       52     94%
  Other non-interest
   income                1,090     211   417%   1,984      908    119%
                        -------  ------        -------  -------
    Total non-interest
     income              2,797   2,110    33%   8,312    8,924     -7%

Non-interest expense:
  Salaries and employee
   benefits              3,626   2,915    24%  13,403   13,056      3%
  Occupancy expense        756     551    37%   2,654    2,247     18%
  Data processing          134      93    44%     513      353     45%
  Other non-interest
   expense               1,897   1,794     6%   7,401    6,694     11%
                        -------  ------        -------  -------
    Total non-interest
     expense             6,413   5,353    20%  23,971   22,350      7%
                        -------  ------        -------  -------

Income before provision
 for income taxes        5,525   4,514    22%  16,961   15,398     10%
Provision for income
 taxes                   2,020   1,600    26%   6,226    5,564     12%
                        -------  ------        -------  -------
Net income             $ 3,505  $2,914    20% $10,735  $ 9,834      9%
                        =======  ======        =======  =======

Earnings per common
 share
  Basic                $  0.40  $ 0.33    20% $  1.22  $  1.13      8%
  Diluted                 0.39    0.32    20%    1.19     1.09      9%
Cumulative dividend per
 common share             0.09    0.09     0%    0.36     0.32     13%

Weighted average shares
 outstanding
  Basic                  8,821   8,740          8,795    8,717
  Diluted                9,091   9,019          9,042    8,994
Actual shares
 outstanding             8,839   8,751          8,839    8,751


                        Quarter Ended           Year to Date
                         December 31,           December 31,
                       ----------------       -----------------
RATIOS                    2004    2003           2004     2003
                        -------  ------        -------  -------
Interest rate yield on
 interest-earning
 assets, tax equivalent   6.97%   7.01%          7.16%    7.37%
Interest rate expense
 on interest-bearing
 liabilities              1.91%   1.64%          1.72%    1.81%
Interest rate spread      5.06%   5.37%          5.45%    5.56%
Net interest margin,
 tax equivalent           5.60%   5.85%          5.95%    6.06%
Efficiency ratio (1)     53.70%  53.31%         54.86%   55.43%
Return on average
 assets                   1.93%   1.94%          1.64%    1.71%
Return on average
 equity                  21.62%  20.21%         17.50%   18.25%
Average equity /
 average assets           8.95%   9.61%          9.35%    9.39%

(1) Non-interest expense divided by net interest income and non-interest income.


BALANCE SHEET
(Unaudited)
(In thousands, except per share data)
                                                              Annual %
ASSETS                           Dec. 31, 2004  Dec. 31, 2003  Change
                                 -------------  ------------- --------
Cash and cash equivalents         $    57,979    $    53,866        8%
Investment securities                  45,398         31,682       43%
Loans:
  Commercial loans                     93,618         86,163        9%
  Agricultural loans                   79,224         64,059       24%
  Real estate loans                   247,045        206,754       19%
  Real estate loans -
   construction                       139,415         87,427       59%
  Consumer loans                       14,386         18,242      -21%
  Other loans                           7,660          6,975       10%
                                   -----------    -----------
     Gross loans, excluding loans
      held for sale                   581,348        469,620       24%

  Loans held for sale                   2,517          2,792      -10%
                                   -----------    -----------
    Total gross loans                 583,865        472,412       24%

  Unearned loan fees                   (1,556)        (1,450)       7%
  Allowance for loan losses            (8,184)        (6,612)      24%
                                   -----------    -----------
      Net loans                       574,125        464,350       24%

Property and equipment, net            15,223         13,767       11%
 Goodwill                               7,389          7,389        0%
Mortgage servicing asset, net           2,163          3,691      -41%
Other assets                           13,096          9,391       39%
                                   -----------    -----------
       Total assets               $   715,373    $   584,136       22%
                                   ===========    ===========

LIABILITIES
Deposits:
  Non-interest bearing demand
   deposits                       $   172,422    $   150,425       15%
  Interest bearing demand
   deposits                           211,240        187,452       13%
  Savings accounts                     35,926         35,733        1%
  Time certificates                   187,356        122,748       53%
                                   -----------    -----------
    Total deposits                    606,944        496,358       22%

Borrowings                             39,014         25,983       50%
Other liabilities                       3,538          3,991      -11%
                                   -----------    -----------
       Total liabilities              649,496        526,332       23%

Shareholders' equity                   65,877         57,804       14%
                                   -----------    -----------
       Total liabilities and
        shareholders' equity      $   715,373    $   584,136       22%
                                   ===========    ===========


Book value per common share       $      7.45    $      6.61       13%
Tangible book value per common
 share (1)                        $      6.37    $      5.34       19%

(1) Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.


ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except quantities and ratios)

NON-PERFORMING ASSETS           Dec. 31,  Dec. 31,
                                  2004      2003
                               --------- ---------
Delinquent loans on non-
 accrual status                $  4,217  $  3,292
Delinquent loans on accrual
 status                               -         -
Restructured loans                    -        10
                                --------  --------
Total non-performing loans        4,217     3,302
Other real estate owned             100        42
                                --------  --------
Total non-performing assets    $  4,317  $  3,344
                                ========  ========

Total non-performing assets /
 total assets                      0.60%     0.57%

                                  Quarter Ended       Year to Date
                               ------------------- -------------------
ALLOWANCE FOR LOAN LOSSES       Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------
Balance at beginning of
 period                        $  8,150  $  6,604  $  6,612  $  6,417
Provision for loan losses           120       175     2,760     2,575
Recoveries                           42        58       103       154
Charge offs                        (128)     (225)   (1,291)   (2,534)
                                --------  --------  --------  --------
Balance at end of period       $  8,184  $  6,612  $  8,184  $  6,612
                                ========  ========  ========  ========

Allowance for loan losses / gross loans
 and loans held for sale                               1.40%     1.40%
Non-performing loans /
 allowance for loan losses                            51.53%    49.94%

                                  Quarter Ended       Year to Date
                               ------------------- -------------------
OPERATING PERFORMANCE           Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------
Average interest-earning
 assets                        $663,785  $543,727  $601,058  $523,939
Average gross loans and loans
 held for sale                  582,410   463,729   544,945   457,348
Average assets                  721,022   595,282   655,674   573,934
Average interest-bearing
 liabilities                    473,769   383,289   426,773   377,613
Average interest-bearing
 deposits                       434,605   355,489   388,680   348,401
Average deposits                613,728   506,421   552,633   487,332
Average liabilities             656,519   538,080   594,341   520,036
Average equity                   64,504    57,202    61,333    53,898

                                  Quarter Ended
                               -------------------
MORTGAGE SERVICING              Dec. 31,  Dec. 31,
                                  2004      2003
                               --------- ---------
Mortgage servicing asset, net  $  2,163  $  3,691
Mortgage loans serviced        $333,742  $444,649
Mortgage loans serviced number
 (quantity)                       2,989     3,756
Mortgage loans produced
 (quantity)                         126     1,713
Mortgage servicing asset
 multiple                          0.65%     0.83%


MSA RECONCILIATION                2004      2003      2002      2001
                                --------  --------  --------  --------
Mortgage servicing asset
 (MSA), beginning              $  3,691  $  4,614  $  6,197  $  2,760
Add servicing retained
 premiums                            93     1,935     2,227     4,750
Deduct MSA amortization          (1,621)   (2,000)   (1,029)     (395)
Deduct MSA valuation
 adjustments                          -      (858)   (2,781)     (918)
                                --------  --------  --------  --------
Mortgage servicing asset,
 ending                        $  2,163  $  3,691  $  4,614  $  6,197
                                ========  ========  ========  ========


    CONTACT: Columbia Bancorp
             Roger L. Christensen, 541-298-6633
             rchristensen@columbiabancorp.com
             or
             Greg B. Spear, 541-298-6612
             gspear@columbiabancorp.com